Exhibit 10.1

Transition Services Agreement

by and between

Service Provider

and

The Folgers Coffee Company

Effective as of [•], 2008

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	TERM		6

3.	SERVICES		6

	3.1	Base Services	6

	3.2	Transition Activities	6

	3.3	Substantive Business Decisions Prohibited	7

4.	SERVICE PROVIDER SUBCONTRACTORS AND THIRD PARTY CONTRACTS		7

	4.1	Subcontractors	7

	4.2	Customer Compliance with Third Party Contracts	7

5.	RELATIONSHIP MANAGEMENT		8

	5.1	Relationship Managers	8

	5.2	Regulatory Review	8

	5.3	Books and Records	8

	5.4	Change Management Process	8

	5.5	Dispute Resolution	8

	5.6	Continued Performance	8

6.	FACILITIES		9

	6.1	Use of Customer Facilities	9

	6.2	Service Provider Facilities and Systems	9

7.	TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS		9

	7.1	Customer Owned Technology	9

	7.2	Service Provider Owned Technology	10

	7.3	No Implied Licenses; Residuals	10

	7.4	Required Consents	10

8.	CUSTOMER DATA AND ACCESS TO SERVICE PROVIDER SYSTEMS		11

	8.1	Definition	11

	8.2	Ownership	11

i

	8.3	Data Security	11

	8.4	Physical Security for Facilities	11

	8.5	Access to Service Provider Systems	11

9.	CONFIDENTIALITY		11

	9.1	Confidential Information	11

	9.2	Obligations	12

	9.3	Exceptions to Confidential Treatment	12

	9.4	Return or Destruction	13

10.	COMPENSATION		13

	10.1	One-time Charges	13

	10.2	Monthly Charges	13

	10.3	Other Expenses	13

	10.4	Taxes	13

	10.5	Invoicing and Payment	14

11.	REPRESENTATIONS AND WARRANTIES		14

	11.1	Authority	14

	11.2	Compliance with Laws	14

	11.3	Standard of Performance; Standard of Care	14

	11.4	Disclaimer	15

12.	INSURANCE		15

	12.1	Coverages	15

	12.2	Policies	15

	12.3	Risk of Loss	15

13.	INDEMNITIES, PROCEDURES AND LIMITATIONS		15

	13.1	Indemnification by Customer	15

	13.2	Indemnification by Service Provider	16

	13.3	Reductions For Insurance Proceeds And Other Recoveries	17

	13.4	Indemnification Procedure	18

	13.5	Limitations on Liability	20

	13.6	Indemnification and Limitations on Liability Relating to Negligence and Strict Liability	20

	13.7	Waiver of Subrogation	21

14.	TERMINATION		21

	14.1	Termination Rights	21

	14.2	Termination for Non-Payment	21

	14.3	Survival	21

	14.4	Rights Upon Termination or Expiration	21

15.	GENERAL		22

	15.1	Construction	22

	15.2	Binding Effect; No Assignment	22

	15.3	Counterparts	22

	15.4	Entire Agreement	23

	15.5	Force Majeure	23

	15.6	Further Assurances	23

	15.7	Governing Law	24

	15.8	Independent Contractors	24

	15.9	Notices	24

	15.10	Publicity	24

	15.11	Amendments and Waivers	25

	15.12	Severability	25

	15.13	Limitation	25

SCHEDULES

Schedule A - Services
Schedule A-1 – Supply Network Solutions
Schedule A-2 – Purchasing
Schedule A-3 – Market Development Organization
Schedule A-4 – North America Product Supply Operations
Schedule A-5 – IT Infrastructure Services and Governance
Schedule A-6 – Employee Services
Schedule A-7 – Decision Support and Reporting
Schedule A-8 – Global Data Management
Schedule A-9 – Financial Services and Accounting
Schedule A-10 – Consumer Relations
Schedule A-11 – Customer and Consumer Solutions
Schedule A-12 – Intentionally Omitted
Schedule A-13 – P&G Professional Sales
Schedule A-14 – Treasury
Schedule A-15 – Market Measurements

Schedule B - Recipients
Schedule C - Pricing
Schedule D - Transition Activities
Schedule E - Certain Service Provider Agreements

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into effective [                    ], 2008 (the “Effective Date”) by and between The Folgers Coffee Company, a Delaware corporation (“Customer”) and The Procter & Gamble Company, an Ohio corporation (“Service Provider”).

WHEREAS, Customer desires to obtain from Service Provider the information technology and business process services described in this Agreement on the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any specified Person, those other Persons who Control, are Controlled by, or under common Control with such specified Person.

“Agreement” has the meaning given in the preamble.

“Base Services” has the meaning set forth in Section 3.1(a).

“Change Management Process” has the meaning set forth in Section 5.4.

“Charges” means the amounts payable by Customer to P&G pursuant to Article 10.

“Claim” has the meaning set forth in Section 13.1.

“Claim Notice” has the meaning set forth in Section 13.3(a).

“Confidential Information” has the meaning set forth in Section 9.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Control” and its derivatives mean, with respect to any Person (other than an individual): (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by contract or corporate governance document; or (d) in the case of a partnership, the holding of the position of sole general partner.

“Customer” has the meaning set forth in the Preamble. References herein to “Customer” shall include the “Recipients” to the extent the context requires.

“Customer Group” has the meaning set forth in Section 5.5.

“Customer Data” has the meaning set forth in Section 8.1.

“Customer Equipment” means all Equipment owned or leased (other than from Service Provider) by Customer that is used in connection with the Services.

“Customer Facilities” has the meaning set forth in Section 6.1(a).

“Customer Owned Technology” has the meaning set forth in Section 7.1.

“Customer Parties” has the meaning set forth in Section 13.2.

“Customer Software” means all Software owned by, or provided under license (other than from Service Provider) to, Customer that is used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Customer System” means an interconnected grouping of Customer Equipment and/or Customer Software that is used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Customer Technology” means Customer Owned Technology and Customer Third Party Technology.

“Customer Third Party Technology” means all Technology licensed (other than by Service Provider) to Customer that is provided to Service Provider for use in connection with the Services.

“Direct Claim” has the meaning set forth in Section 5.5.

“Effective Date” has the meaning set forth in the Preamble.

“Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment) including: (i) servers, personal computers, and associated attachments, accessories, peripheral devices and other equipment; and (ii) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.

“Final Determination” means the final resolution of any Tax liability for any Tax period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, (ii) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing such Tax, or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Force Majeure Event” has the meaning set forth in Section 15.5(a).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indemnitee” has the meaning set forth in Section 13.3.

“Indemnifying Party” has the meaning set forth in Section 13.3.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

“Intellectual Property Rights” means any and all common law, statutory and other intellectual property rights, including copyrights, trademarks, trade secrets, patents and other proprietary rights issued, honored and/or enforceable under any applicable Laws anywhere in the world.

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Losses” has the meaning set forth in Section 13.1.

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement Contract or similar written Contract with, any Governmental Authority.

“Parties” shall mean Customer and Service Provider.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Pricing Schedule” means Schedule C to this Agreement.

“Recipient” has the meaning set forth in Section 3.1(c).

“Recipient Personnel” means any employees of any Recipient, and employees of any third party contractors providing Services to Customer.

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, offset or otherwise, together with any interest received thereon.

“Relationship Manager” has the meaning set forth in Section 5.1.

“Required Consents” means (i) all consents required at any time to grant Service Provider the right to use and/or access Customer Third Party Technology, Customer Software, Customer Equipment, the Customer System and Recipient software and equipment in connection with providing the Services; (ii) all consents required at any time to grant Customer and the Recipients, to the extent necessary to exercise their rights or perform their obligations under this Agreement, the right to use and/or access Service Provider Technology, Service Provider Software, Service Provider Equipment and the Service Provider System; and (iii) all other consents, including consents to modification of third party licenses or other Contracts, required from third parties at any time in connection with Service Provider’s provision of the Services.

“Separation Agreement” means that certain Separation Agreement, of even date herewith, by and between Customer and Service Provider, relating to the separation of Customer’s business from Service Provider.

“Service Provider Equipment” means all Equipment owned or leased by Service Provider or a Service Provider Affiliate or Subcontractor and used in connection with the Services.

“Service Provider Facilities” has the meaning given in Section 6.2(a).

“Service Provider Group” has the meaning set forth in Section 5.5.

“Service Provider Owned Technology” has the meaning set forth in Section 7.2.

“Service Provider Parties” has the meaning set forth in Section 13.1(a).

“Service Provider Personnel” means those employees, representatives, contractors, subcontractors and agents of Service Provider, Subcontractors and Service Provider Affiliates who perform any Services under this Agreement.

“Service Provider Software” means all software programs and programming owned by, or provided under license to, Service Provider and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing).

“Service Provider System” means an interconnected grouping of Service Provider Equipment and/or Service Provider Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.

“Service Provider Technology” means Service Provider Owned Technology and Service Provider Third Party Technology.

“Service Provider Third Party Technology” means any third party Technology (other than Customer Third Party Technology) used by Service Provider, a Service Provider Affiliate or Subcontractor in connection with the Services.

“Services” means the Base Services and any Termination Assistance Services.

“Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).

“Statements of Work” or “SOWs” means the descriptions of services in Schedules A-1 through A-10.

“Subcontractors” means Service Provider’s contractors or other service providers that perform a portion of the Services.

“Subsidiary” of any Person, means a corporation or other organization whether, incorporated or unincorporated, of which at least a majority of the securities, or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, however, that a Person that is not directly or indirectly wholly-owned by any other Person will not be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that other Person.

“Tax” or “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such governmental entity or political subdivision.

“Technology” means all formulae; algorithms; processes; procedures; designs; ideas; concepts; research; inventions and invention disclosures (whether or not patentable or reduced to practice); know-how, proprietary information and methodologies; trade secrets; technology; computer software (in both object and source code form); databases; specifications; and all records thereof, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports and drawings, and all Intellectual Property Rights subsisting in each of the foregoing.

“Term” has the meaning set forth in Section 2.1.

“Termination Assistance Services” has the meaning set forth in Section 14.4.

“Third-Party Claims” has the meaning set forth in Section 13.1.

“Transaction Agreement” means that certain Transaction Agreement, dated             , 2008, among Customer, Service Provider and certain Affiliates of Customer and Service Provider.

“Transition Activities” has the meaning set forth in Section 3.2.

2.	TERM

The term of this Agreement will begin on the Effective Date and will end at midnight on             , 2008 (the “Term”) [This date will be 6 months after the Effective Date], unless earlier terminated in accordance with the terms of this Agreement. Customer may extend the Term as to all or any individual Service(s) (to the extent such individual Service(s) can be segregated from the other Services which are not being extended) for one month periods up to an aggregate of six (6) additional months by providing to Service Provider sixty (60) days advance written notice.

3.	SERVICES

3.1 Base Services.

(a) Performance. Service Provider will provide the Services described in Schedule A (the “Base Services”). Services provided by Service Provider under this Agreement may be provided by Service Provider directly or through any of its Subsidiaries at Service Provider’s discretion.

(b) Commencement of Services. Unless otherwise specified in the applicable Statements of Work, Service Provider will begin to provide the Base Services on the Effective Date.

(c) Recipients. Service Provider will provide the Base Services to Customer and to Customer’s Subsidiaries, to the extent specified in Schedule B (which may be updated by Customer from time to time upon notice to Service Provider) (each, a “Recipient”).

(d) Subsequent Adjustments. The Parties acknowledge that certain items of Equipment or Software or certain Contracts, existing as of the Effective Date, may have been inadvertently omitted from, included in or mischaracterized under, the applicable schedules. Accordingly, the Parties agree that to the extent any such omitted, included or mischaracterized item is discovered, the discovering Party shall promptly notify the other Party and the Parties shall promptly amend the relevant schedule. If such discovered information results in a material increase in cost that is not covered by Service Provider’s cost allocation that is used to determine its Charges to Customer, using Service Provider’s normal cost allocation methodology, then the Parties will make an equitable adjustment to the Charges and impacted schedules, all of which adjustments will be reviewed and considered through the Change Management Process. In no event shall any adjustment to the Service provide Service Provider with a greater degree of discretion than it has with respect to the existing Services.

3.2 Transition Activities. Schedule D sets forth the responsibility of each Party for the initial activities required to enable Service Provider to provide the Services in a steady state manner contemplated by the SOWs (collectively the “Transition Activities”). In the event

Customer fails or delays in the performance of any of its responsibilities set forth in such schedule, Service Provider will be excused for a corresponding amount of time, and Customer shall be responsible for any additional costs incurred by Service Provider as a result of such failure or delay.

3.3 Substantive Business Decisions Prohibited. Notwithstanding anything to the contrary contained in this Agreement or the accompanying schedules, none of Service Provider Parties, Subcontractors or Service Provider Personnel shall make any substantive business decisions with respect to Customer in performing Services or Transition Activities (including, without limitation, by performing any sales or marketing activities for customer). Each provision of this Agreement and the accompanying schedules shall be interpreted in a manner consistent with this Section 3.3.

4.	SERVICE PROVIDER SUBCONTRACTORS AND THIRD PARTY CONTRACTS

4.1 Subcontractors.

(a) Use of Subcontractors. Service Provider reserves the right to use Subcontractors to assist Service Provider in the provision of the Services as Service Provider deems appropriate.

(b) Service Provider Responsibility for Subcontractors. Unless otherwise agreed, Service Provider will be responsible for the Services performed by the Subcontractor and Service Provider will be Customer’s sole point of contact regarding the Services, including with respect to payment.

4.2 Customer Compliance with Third Party Contracts. Customer agrees to be bound by and comply with the terms and conditions of Services Provider’s agreements with the third parties listed in Schedule E (as such schedule may be amended from time to time upon mutual written agreement of the Parties), other than Service Provider’s payment obligations under such agreements, in each case to the extent services are directly or indirectly provided to Customer under such agreements. In addition, Customer will comply with any obligations (e.g., use restrictions, confidentiality) to be performed under any Contracts (other than Service Provider’s payment obligations under such agreements) applicable to Customer’s receipt and use of the Services and to the extent Customer is informed of such obligations.

5.	RELATIONSHIP MANAGEMENT

5.1 Relationship Managers. Each Party will appoint an individual (each, a “Relationship Manager”) who, from the Effective Date until replaced by the appointing Party, will serve as that Party’s representative under this Agreement during the Term. Each Relationship Manager will (a) have overall responsibility for managing and coordinating the performance of the appointing Party’s obligations under this Agreement, and (b) be authorized to act for and on behalf of the appointing Party concerning all matters relating to this Agreement. Neither Party will reassign a Relationship Manager, unless it provides at least ten (10) days prior written notice to the other Party. If a Party terminates the employment of or reassigns its Relationship Manager or its Relationship Manager resigns, dies or becomes disabled, such Party will appoint a new Relationship Manager within thirty (30) days after the reassignment, resignation, death or disability.

5.2 Regulatory Review. Each Party will notify the other promptly of any formal request or Order by a Government Authority to examine records regarding Customer that are maintained by Service Provider or to examine Service Provider’s performance of the Services. Service Provider will cooperate with any such examination. Customer will reimburse Service Provider for the reasonable costs Service Provider incurs in connection with such examination.

5.3 Books and Records. During the Term, Service Provider shall be provided with access at no cost to Service Provider to Customer’s books and records to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

5.4 Change Management Process. Service Provider will use the same change management process for changes to the Services that Service Provider uses to manage changes for Service Provider’s own businesses that use the same or similar services (“Change Management Process”).

5.5 Dispute Resolution. Any dispute, controversy or claim by Service Provider or any of its Subsidiaries (collectively, “Service Provider Group”) against Customer or any of its Subsidiaries (collectively, “Customer Group”) in connection with this Agreement (collectively “Direct Claims”) shall be resolved by the Parties in accordance with Article 6 of the Separation Agreement, except that any executive level discussions to be held pursuant to Article 6 of the Separation Agreement with regard to such dispute, controversy or claim shall be held by Customer’s Chief Executive Officer (or his designee) and Service Provider’s President of Global Business Services (or his designee).

5.6 Continued Performance. Each Party agrees that it will, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved until this Agreement expires or is terminated in accordance with its terms, except in the case of a dispute with regards to Customer’s alleged failure to pay amounts in excess of $500,000; provided, however, that if Customer pays such disputed amounts, (a) Service Provider shall continue to perform its obligations under this Agreement and (b) such payment shall not constitute a waiver of any claims by Customer may have with respect to such disputed amounts.

6.	FACILITIES

6.1 Use of Customer Facilities.

(a) General. Customer will provide Service Provider, at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services at Customer’s premises that Service Provider may reasonably need to provide the Services (collectively, the “Customer Facilities”). In addition, Customer will provide necessary storage space for backup data files and will provide additional storage space that may be required by any change in retention schedules required by Customer. Service Provider’s employees will have reasonable access to the Customer Facilities twenty-four (24) hours a day, seven (7) days a week.

(b) Service Provider’s Obligations. To the extent Service Provider is using any part of a Customer Facility to perform the Services, Service Provider will comply with Customer’s standard policies and procedures, as made available to Service Provider, regarding access to and use of the Customer Facilities.

6.2 Service Provider Facilities and Systems.

(a) Service Provider Facilities. Service Provider may perform the Services in such facilities maintained by Service Provider or its Subcontractors or Affiliates (collectively, “Service Provider Facilities”) as Service Provider reasonably deems appropriate.

(b) Access to Service Provider Systems. Customer will, and will require that all Recipient Personnel who have access to Service Provider Systems, including computer or electronic data storage systems, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. Customer will (i) limit such access to those Recipient Personnel who are authorized to use the Services, (ii) maintain and make available to Service Provider a written list of the names of each individual who will be granted such access, and (iii) adhere to Service Provider’s security rules and procedures for use of Service Provider Systems. All user identification numbers and passwords disclosed to Recipients to permit any Recipient Personnel to access the Service Provider Systems will be deemed to be, and will be treated as, Service Provider’s Confidential Information. Customer will cooperate with Service Provider in the investigation of any apparent unauthorized access by Recipient Personnel to Service Provider Systems.

7.	TECHNOLOGY, SOFTWARE AND PROPRIETARY RIGHTS

7.1 Customer Owned Technology.

(a) Definition. The term “Customer Owned Technology” means: (i) Technology owned by Customer on the Effective Date; (ii) Technology developed or acquired by Customer or its third-party service providers (other than Service Provider) after the Effective Date; (iii) derivative works, modifications and enhancements to any of the foregoing; and (iv) all Intellectual Property Rights subsisting in any of the foregoing.

(b) Ownership by Customer; License to Service Provider. Customer Owned Technology will be owned exclusively by Customer. As of the Effective Date, Customer hereby grants to Service Provider (and solely to the extent necessary for Service Provider to provide the Services, to the Subcontractors) a non-exclusive, worldwide, non-transferable (except as provided in Section 15.2), revocable, fully paid-up, royalty-free right and license, solely during the Term, to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create derivative works of the Customer Owned Technology made available by Customer to Service Provider pursuant to this Agreement for the express and sole purpose of providing the Services. Except as otherwise requested or approved by Customer, Service Provider will, and will cause the Service Provider Personnel to, cease all use of Customer Owned Technology upon the later of the end of the Term and the completion of any Termination Assistance Services.

7.2 Service Provider Owned Technology.

(a) Definition. The term “Service Provider Owned Technology” means Technology owned by Service Provider or a Service Provider Affiliate or Subcontractor and used in connection with the Services, including any modifications, enhancements or derivative works of such Technology or any new Technology developed by Service Provider.

(b) Ownership by Service Provider; License to Customer. Service Provider Owned Technology will be owned exclusively by Service Provider. In addition to any other license rights granted hereunder, Service Provider hereby grants to each Recipient a non-exclusive, worldwide, non-transferable (except as provided in Section 15.2), fully paid-up, royalty-free right and license during the Term, to the extent required to fully and completely use the Services, to use all Intellectual Property Rights in Service Provider Technology. The Parties acknowledge that such right and license may be subject to additional terms and conditions, and, except as otherwise provided herein, will terminate upon the termination of the Services. As between the Parties, all Internet addresses, network identification, access codes and telephone numbers provided or issued to Customer or its users by Service Provider or Service Provider Personnel, and not transferred to Customer pursuant to the Separation Agreement, shall be and remain the sole property of Service Provider.

7.3 No Implied Licenses; Residuals. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any Technology owned by the other Party or any Affiliate of the other Party. Service Provider shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know how, and techniques that are required or used in the course of providing the Services.

7.4 Required Consents.

(a) Prior to the Effective Date, Service Provider used its commercially reasonable efforts to identify and obtain Required Consents with respect to the Service Provider supplied Software, materials, Equipment and third party Contracts that are necessary for Service Provider to provide Services under this Agreement. Service Provider shall, in consultation with Customer, continue to use commercially reasonable efforts to obtain any Required Consents not obtained by the Effective Date with respect to such Software, materials, Equipment and third party Contracts. Service Provider makes no warranty as to the receipt of any Required Consents by the Effective Date.

(b) If at any time after the Effective Date either Party identifies or becomes aware of the need to obtain a Required Consent, such Party shall promptly inform the other Party.

(c) If Service Provider or Customer, as applicable, is unable to obtain a Required Consent, regardless of when the need to obtain such consent arises, then, unless and until such Required Consent is obtained, the Parties will use their commercially reasonable efforts to determine and adopt such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If despite using commercially reasonable efforts, the Parties are unable to adopt an alternative approach, then the affected Services shall be terminated and the Parties will equitably adjust the prices specified in this Agreement to reflect the reduced scope of Services; provided, however, that Service Provider may elect, at its sole discretion, to provide an affected Service despite the absence of a Required Consent; provided, further that, in the event that Service Provider makes such election without the prior approval of Customer, Service Provider shall be solely responsible for any liability arising as a result of Service Provider providing such Service despite the absence of a Required Consent.

8.	CUSTOMER DATA AND ACCESS TO SERVICE PROVIDER SYSTEMS

8.1 Definition. The term “Customer Data” means (i) any Information of Customer, its Affiliates or Recipients, or their respective vendors, customers or other business partners that is provided to or obtained by Service Provider in the performance of its obligations under this Agreement, including data and Information regarding Customer’s businesses, customers, operations, facilities, products, consumer markets, assets and finances, and (ii) any data or Information specific to Customer or Customer’s business that is collected or processed in connection with the Services. For avoidance of doubt, Customer Data does not include data about the Service Provider Systems or Service Provider Technology.

8.2 Ownership. As between Customer and Service Provider, Customer owns and will continue to own all right, title and interest in and to all Customer Data. Service Provider shall not sell, assign, lease or otherwise dispose of or commercially exploit Customer Data.

8.3 Data Security. Service Provider will establish and maintain safeguards against the destruction, loss or alteration of Customer Data in its possession that are no less rigorous than those in effect for Service Provider’s operations.

8.4 Physical Security for Facilities. Service Provider will be responsible for all security procedures at any Service Provider Facilities. Customer will provide all necessary security personnel and security equipment at the Customer Facilities.

8.5 Access to Service Provider Systems. Service Provider shall, in its sole discretion, be entitled to approve or restrict access to Service Provider Systems by any Customer contractor.

9.	CONFIDENTIALITY

9.1 Confidential Information. As used herein, “Confidential Information” means any Information of Service Provider or Customer that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the receiving Party, to be proprietary or confidential, whether disclosed in oral, written, visual, electronic or other form, and which the receiving Party (or its contractors or agents) observes or learns in connection with this Agreement. Confidential Information includes: (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) employee and vendor information; (e) hardware and system designs, architectures, structure and protocols; (f) product and service specifications; (g) manufacturing, purchasing, logistics, sales and marketing information; and (h) the terms and conditions of this Agreement.

9.2 Obligations. The receiving Party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing Party as the receiving Party uses with its own similar information that it does not wish to disclose, publish or disseminate (and in any event will use commercially reasonable efforts in such regard). The receiving Party will: (a) use the disclosing Party’s Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder; and (b) not disclose the disclosing Party’s Confidential Information except to (i) its employees, agents and contractors, who have a need to know such Confidential Information in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder and who have executed Contracts obligating them to keep the Confidential Information confidential, or (ii) its legal, financial or other professional advisors as reasonably necessary. The receiving Party is liable for any unauthorized disclosure or use of Confidential Information by any of its personnel, agents, subcontractors or advisors. The receiving Party will promptly report to the disclosing Party any breaches in security of the receiving Party that may materially and adversely affect the disclosing Party and specify the corrective action taken.

9.3 Exceptions to Confidential Treatment.

(a) The obligations set forth in Section 9.2 do not apply to any Confidential Information that the receiving Party can demonstrate: (i) is or becomes generally available to the public, other than as a result of a disclosure by the receiving Party or its Affiliates not otherwise permissible hereunder; (ii) was or became available to the receiving Party from a source other than the disclosing Party or its Affiliates; or (iii) is developed independently by the receiving Party without reference to the Confidential Information, except that, in the case of clause (ii), the source of such Confidential Information was not known by the receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing Party with respect to such Confidential Information. Notwithstanding anything in this Section 9.3(a) to the contrary, Confidential Information of Customer related to Customer’s business which was separated from Service Provider will in no event be included within any exception herein and will be subject to Section 9.2 above.

(b) If a receiving Party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party, the Party receiving such request or demand will use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party will have an opportunity to seek an appropriate protective Order. The Party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent (and only in such amount) required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

9.4 Return or Destruction. Upon the termination or expiration of the Services, each Party will return or certify the destruction of the other Party’s Confidential Information in such other Party’s possession or control.

10.	COMPENSATION

10.1 One-time Charges. Customer will pay to Service Provider a one-time $18,481,000 payment as reimbursement of the fees and expenses incurred by Service Provider and it Subsidiaries in connection with the preparation of providing the Services to Customer.

10.2 Monthly Charges. Customer will pay Service Provider $3,667,000 per month. Upon early termination of any individual Service(s) pursuant to Section 14.1(b) hereof, the parties will cooperate in good faith to adjust the monthly charges paid by Customer hereunder to correspond with the actual Service(s) being provided. Upon the extension of any individual Service(s) pursuant to Section 2 hereof, Customer will pay to Service Provider the charges set forth in Schedule C for such Service(s) for each month of additional service; provided, however, that if Customer extends only certain individual Services within a “Service Bundle” set forth in Schedule C, the parties will cooperate in good faith to adjust the monthly charges paid by Customer to correspond with the scope of Services in such “Service Bundle” which are being extended.

10.3 Other Expenses. Customer will reimburse Service Provider for those reasonable out-of-pocket expenses incurred by Service Provider solely in connection with its performance of the Services and not included in the Charges; provided, however, that such out-of-pocket expenses will not include payments to third parties for items that were routinely incurred by Service Provider prior to the Effective Date (such as for overhead and utilities, supplies, and the like) and provided further that Service Provider will consult with Customer prior to incurring any out of pocket expense which is outside the ordinary course of the business related to the Services.

10.4 Taxes. In addition to the amounts described in Sections 10.1 through 10.3, Customer shall pay, and hold Service Provider harmless against, all sales, use or other Taxes, or other fees or assessments imposed by Law in connection with the provision of the Services, other than any income or franchise Taxes. As soon as practicable after the Effective Date, Customer shall apply for and use its best efforts to obtain and thereafter maintain, and timely provide to Service Provider, a direct pay permit. Customer shall also provide Service Provider with timely resale or other applicable exemption certificates. Service Provider and Customer shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any Taxes relating to the transactions contemplated by this Agreement, including, where appropriate, requiring their Affiliates within a country to enter into a companion Contract for purchase of Services within such country; provided, however, that nothing in this Section 10.4 shall obligate Service Provider to cooperate with, or assist, Customer in any arrangement proposed by Customer that would, in Service Provider’s reasonable discretion, have a detrimental effect on Service Provider or any of Service Provider’s Affiliates.

10.5 Invoicing and Payment. Service Provider will invoice Customer monthly. Payment is due thirty (30) days following the date of invoice. Payments past due shall bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties), plus three percent (3%), but in no case higher than the maximum rate permitted by Law. Customer shall make payments under this Agreement by electronic funds transfer in accordance with payment instructions provided by Service Provider from time to time. In the event the Parties’ Affiliates enter into companion Contracts for the Services, Customer will remain responsible for paying any amounts which are not paid when due by Customer’s Affiliates under such companion Contracts.

11.	REPRESENTATIONS AND WARRANTIES

11.1 Authority. Each Party represents and warrants to the other that: (i) it has all requisite legal and corporate power to execute and deliver this Agreement; (ii) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (iii) no Contract with any other person, firm, corporation or other entity exists or will exist which would interfere with its obligations hereunder; and (iv) this Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement. Each Party’s warranty in clause (iii) above is subject to the obtainment of all Required Consents.

11.2 Compliance with Laws. Each Party represents and warrants that it is duly licensed or qualified to do business and is in good standing in every jurisdiction in which a license or other qualification is required for the conduct of its business, except where the failure to be so licensed or qualified would have no material adverse effect on its ability to fulfill its obligations under this Agreement.

11.3 Standard of Performance; Standard of Care. Unless otherwise specified in this Agreement or any SOW, the Services will be performed initially in substantially the same manner that the Services were generally performed by Service Provider for the Customer business immediately prior to the Effective Date, and thereafter will continue to be performed in substantially the same manner as Service Provider generally performs such services for its own retained businesses, except to the extent the Services are limited or changed to reflect the separation of Customer’s and Service Provider’s businesses as contemplated by the Separation Agreement. In no event will Service Provider be required to make any customization to the Services (or Service Provider’s associated systems or processes) that are unique to Customer, beyond the customizations that Service Provider elects to make to support its own shared services environment. Service Provider reserves the right to make changes to the Services in the ordinary course of business including with respect to Service Provider’s planned maintenance activities. The provision of the Services will be subject, in all cases, to Customer’s compliance in all material respects with Service Provider’s then-current work processes, policies and procedures for the Services and in compliance with all material Laws. Notwithstanding the foregoing, Service Provider has no obligation to perform its obligations pursuant to this Section in a manner that exceeds Service Provider’s past practices, policies and procedures for Services.

Nothing in this Agreement shall require Service Provider or any of its Affiliates to perform the Services in a manner that would constitute a violation of applicable Laws.

11.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 11, SERVICE PROVIDER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

12.	INSURANCE

12.1 Coverages. At all times during the Term, both Parties shall procure and maintain, at their own expense and for their own benefit, Comprehensive/Commercial General Liability insurance (including Professional Liability and Contractual Liability coverages) with a bodily injury, death and property damage combined single limit of not less than $5,000,000 per occurrence and in the aggregate. Each policy of insurance to be maintained hereunder shall name the other Party, including its Affiliates, and the officers, directors and employees of each, as additional insureds.

In addition, both Parties shall maintain in full force and effect during the Term the following insurance coverage:

(i) Comprehensive Automobile Liability insurance covering owned, hired and non-owned vehicles with minimum limits of $2,000,000 per person and $2,000,000 per occurrence for bodily injury and $2,000,000 property damage or combined single limit of $2,000,000.

(ii) Workers’ Compensation insurance with limits as required by the Laws of the states in which the Party’s employees are employed, and Employer’s Liability insurance with minimum limit of $1,000,000 per occurrence.

12.2 Policies. Upon the written request of Customer, Service Provider will cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are in force.

12.3 Risk of Loss. Service Provider shall be responsible for the risk of loss of, or damage to, any property of Customer or the other Recipients at a Service Provider Facility, unless such loss or damage was caused by the acts or omissions of Customer or an agent of Customer. Customer shall be responsible for the risk of loss of, or damage to, any property of Service Provider and its Affiliates and subcontractors at a Customer Facility unless such loss or damage was caused by the acts or omissions of Service Provider or an agent of Service Provider.

13.	INDEMNITIES, PROCEDURES AND LIMITATIONS.

13.1 Indemnification by Customer. Customer agrees to indemnify, hold harmless and defend Service Provider and its Affiliates and their respective directors, officers and employees (the “Service Provider Parties”), from and against any and all claims, losses, demands, damages, liabilities, costs, judgments and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) as set forth below:

(a) any claim by any Affiliate of Customer, or a Customer third party contractor asserting rights under this Agreement (other than an express right of indemnification under this Section 13) or direct or indirect purchasers of Customer’s products or products of Customer’s Affiliates; and

(b) any third party arising out of:

(i) Customer’s failure to observe or perform any duties or obligations to be observed or performed after the Effective Date under any of the third party Software licenses, Equipment leases or other Contracts to the extent Customer is financially or operationally responsible for such compliance under this Agreement;

(ii) Customer’s breach of its obligations under Article 9 with respect to Service Provider’s Confidential Information;

(iii) Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights arising from Software or materials that Customer provides for Service Provider’s use in connection with the Services; provided, however, that Customer shall not have any obligation or liability to the extent any infringement or misappropriation is caused by: (1) modifications made by Service Provider or its Subcontractors, without the knowledge or approval of Customer or the unauthorized use by Service Provider or its Subcontractors of such Software outside the scope of the Services; (2) Service Provider’s combination of Customer’s Software or materials with items not furnished, specified or reasonably anticipated by Service Provider or contemplated by this Agreement; (3) the failure of Service Provider to use corrections or modifications provided by Customer for the infringing Software or materials; or (4) third party Software or materials, except to the extent that such infringement or misappropriation arises from Customer’s failure to perform its obligations with regard to obtaining a Required Consent;

(iv) Taxes, together with interest and penalties, that are the responsibility of Customer under Section 10.4; or

(vii) personal injury to employees of Customer or its Affiliates (or any other entity(ies) designated by Customer) while at Service Provider’s facility to receive Services under this Agreement, to the extent such Losses do not result from the negligence of Service Provider.

13.2 Indemnification by Service Provider. Service Provider agrees to indemnify, hold harmless and defend Customer and its Affiliates and their respective directors, officers and employees (the “Customer Parties”), from and against any and all Losses set forth below:

(a) any claim by a Service Provider Affiliate or Subcontractor asserting rights under this Agreement (other than an express right of indemnification under this Section 13).

(b) any third party claim arising out of:

(i) Service Provider’s failure to observe or perform any duties or obligations to be observed or performed after the Effective Date under any of the third party Software licenses, Equipment leases or third party Contracts to the extent Service Provider is financially or operationally responsible for such compliance under this Agreement, provided that such failure does not arise from or relate to any failure by Customer to obtain a Required Consent which is Customer’s responsibility pursuant to this Agreement;

(ii) Service Provider’s breach of its obligations under Article 9 with respect to Customer’s Confidential Information;

(iii) Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights arising from Software or materials that Service Provider provides for Customer’s use in connection with the Services; provided, however, that Service Provider shall not have any obligation or liability to the extent any infringement or misappropriation is caused by: (1) modifications made by Customer or its contractors or users, without the knowledge or approval of Service Provider or the unauthorized use by Customer or its Subcontractors of such Software outside the scope of the Services; (2) Customer’s combination of Service Provider’s Software or materials with items not furnished, specified or reasonably anticipated by Customer or contemplated by this Agreement; (3) the failure of Customer to use corrections or modifications provided by Service Provider for the infringing Software or materials; or (4) third party Software or materials;

(iv) Taxes, together with interest and penalties, that are the responsibility of Service Provider under Section 10.4; or

(v) personal injury to employees of Service Provider or its Affiliates while at facilities of Customer to provide Services under this Agreement, to the extent such Claims do not result from the negligence of Customer.

13.3 Reductions For Insurance Proceeds And Other Recoveries.

(a) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Sections 13.1 or 13.2, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from unaffiliated third-parties (and excluding any captive insurance companies of the Indemnified Party or its Affiliates) by or on behalf of such Indemnified Party in respect of the related Claims (net of any corresponding increase in premium payments or other related increases in insurance expenses of the Indemnified Party). The existence of a claim by an Indemnified Party for monies from an insurer or against a third-party in respect of any indemnifiable Claims will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for Insurance Proceeds or against such third-party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third-party will be (i) entitled to a “wind-fall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b) Tax Detriment/Tax Benefit. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to

Sections 13.1 or 13.2, as applicable, will be (i) decreased to take into account any Tax benefit actually realized by the Indemnified Party (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnified Party (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment hereunder will initially be made without regard to this Section 13.3(b) and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnified Party (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost by way of a Refund, an increase in Taxes or otherwise. The Indemnified Party will, within 30 days after the Indemnified Party (or its Affiliate) realizes or incurs the applicable Tax benefit or cost, provide the Indemnitee with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnified Party (or its Affiliate), the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability, and the parties agree to adjust the amount of any such payments within 30 days after a Final Determination affecting the amount of the relevant Tax benefit or Tax cost.

13.4 Indemnification Procedure. The Party or Parties making a claim for indemnification under Section 13.1 or Section 13.2 (collectively, “Third-Party Claims”) shall be, for the purposes of this Agreement, referred to as the “Indemnitee” and the Party against which such claims are asserted under this Section 13 shall be, for the purposes of this Section 13, referred to as the “Indemnifying Party”. All Third-Party Claims by any Indemnitee under this Section 13 shall be asserted and resolved as follows:

(a) If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Service Provider Group or Customer Group of any Third-Party Claim or of the commencement by any such Person of any Action with respect to a Third-Party Claim, such Indemnitee will give such Indemnifying Party prompt written notice (a “Claim Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 13.4(a) will not relieve the related Indemnifying Party of its obligations under this Section 13, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(b) The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claim Notice from the Indemnitee of the commencement of an Action or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Section 13, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (x) if Service Provider is the Indemnifying Party, affect Customer or any of its Controlled Affiliates in a materially adverse manner, and (y) if Customer is the Indemnifying Party, affect Service Provider or any of its Controlled Affiliates in a materially adverse manner; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to affect in any material and adverse respect the operations of (x) Service Provider or its Controlled Affiliates, if Customer is the Indemnifying Party, or (y) Customer or its Controlled Affiliates, if

Service Provider is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of the such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 13.4(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 13.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(c) From and after the delivery of a Claim Notice under this Section 13, at the reasonable request of the Indemnifying Party, the Indemnitee shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnitee to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the businesses and operations of such Indemnitee. The Indemnifying Party will not, and shall cause its representatives not to, use (except in connection with such Claim Notice or such Third-Party Claim) or disclose to any third person or entity other than the Indemnifying Party’s representatives (except as may be required by Laws) any information obtained pursuant to this Section 13.3(c), which is designated as confidential by the Indemnitee.

(d) With respect to any Third-Party Claim for which Customer or Service Provider may have liability under this Agreement, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

13.5 Limitations on Liability.

(a) Subject to the specific provisions and limitations of this Section 13.4 and this Section 13.5, it is the intent of the Parties that each Party shall be liable to the other Party for any Losses as to which it is entitled to indemnification under Sections 13.1 and 13.2 and, with respect to a breach of the Agreement for any Losses with respect to Direct Claims under Section 5.6 resulting from a breaching Party’s unexcused failure to perform its obligations under this Agreement; provided, however, that with respect to Direct Claims, “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article 6 of the Separation Agreement.

(b) Except for Losses arising out of or relating to (i) Service Provider’s gross negligence or willful misconduct or breach of Article 9, or (ii) claims covered by Service Provider’s indemnity obligations set forth in Section 13.2(b), the total aggregate liability of Service Provider for breach of this Agreement shall be limited to $6,000,000.

(c) Except for Losses arising out of or relating to (i) Customer’s obligation to pay the Charges due under this Agreement, gross negligence or willful misconduct or breach of Article 9, or (ii) claims covered by Customer’s indemnity obligations set forth in Section 13.1(b), the total aggregate liability of Customer for breach of this Agreement shall be limited to $6,000,000.

(d) Each Party shall use its commercially reasonable efforts to mitigate Losses for which it seeks recourse hereunder, including by promptly pursuing recovery under available insurance policies, provided, however, that the failure of such Party to successfully mitigate such Losses shall not affect such Party’s right to seek recourse with respect to such Losses so long as such Party shall have used its commercially reasonable efforts to mitigate.

(e) EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, NO PARTY TO THIS AGREEMENT OR ITS AFFILIATES SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ITS AFFILIATES FOR EXEMPLARY, SPECIAL, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS, LOST SALES, BUSINESS INTERRUPTION OR LOST BUSINESS OPPORTUNITIES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE (OR FAILURE TO PERFORM) HEREUNDER, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAD BEEN APPRISED OF THE LIKELIHOOD THEREOF.

(f) Regardless of any other rights under any other agreements or mandatory provisions of Law, neither Service Provider nor Customer shall have the right to set-off the amount of any Loss it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Agreement or otherwise.

13.6 Indemnification and Limitations on Liability Relating to Negligence and Strict Liability. ALL INDEMNITIES AND LIMITATIONS ON LIABILITY CONTAINED IN THIS SECTION 13 SHALL APPLY WHETHER OR NOT THE INDEMNITEE OR PARTY CLAIMING DAMAGES WAS OR IS CLAIMED TO BE PASSIVELY, CONCURRENTLY OR ACTIVELY NEGLIGENT, AND REGARDLESS OF WHETHER LIABILITY WITHOUT

FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON SUCH INDEMNITEE OR PARTY.

13.7 Waiver of Subrogation. Service Provider shall use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Customer with respect to any Losses. Likewise, Customer shall use commercially reasonable efforts to cause its insurers to waive their rights of subrogation against Service Provider with respect to any Loss.

14.	TERMINATION

14.1 Termination Rights.

(a) Termination for Cause. In addition to, and not in limitation of, any other termination rights set forth in this Agreement, either Party may, by giving written notice to the other Party, terminate this Agreement if such other Party commits a material breach of this Agreement (a “Default”) which Default is not cured within ten (10) days after notice of the Default. For purposes hereof, non-payment by Customer shall be deemed a Default.

(b) Termination for Convenience. Customer may terminate this Agreement or any individual Service (including any individual Service within a “Service Bundle” set forth in Schedule C), if such individual Service(s) can be segregated from the other Services that will continue to be provided, at any time by giving Service Provider at least sixty (60) days prior written notice designating the termination date. Upon any such termination for convenience, Customer will remain liable for fees and expenses for all properly performed Services up to the effective date of termination.

(c) For Insolvency. If either Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for Service Provider, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration, or (v) enters into a Contract for the extension or readjustment of substantially all of its obligations, then the other Party may terminate this Agreement for cause as of a date specified in a written termination notice.

14.2 Termination for Non-Payment. Service Provider may, upon written notice to Customer, terminate this Agreement if Customer has failed to pay any undisputed charges within thirty (30) days after receiving written notice from Service Provider of the possibility of termination for failure to make such payments.

14.3 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect including, but not limited to, the following: this Section 14.3, Sections 7.1(b), 8.2, Articles 9, 13 (subject to Section 15.13) and 15.

14.4 Rights Upon Termination or Expiration. At Customer’s request and expense, Service Provider will provide Customer with reasonable information and assistance to facilitate the transition responsibility for the Services to Customer or its designee (“Termination

Assistance Services”). The provision of such Termination Assistance Services shall be subject to the Parties’ agreement on a detailed work plan and the availability of the applicable Service Provider resources. In no event shall Service Provider be required to provide any specialized or customized services as part of the Termination Assistance Services.

15.	GENERAL

15.1 Construction.

(a) References to Customer Includes Recipients. Customer is fully responsible and liable for the Recipients’ compliance with this Agreement, and any actions, omissions, or materials provided by any Recipients other than Customer shall be deemed to be Customer’s actions, omissions, or materials provided by Customer.

(b) General. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated and except in the schedules hereto, wherein references to Sections shall mean Sections of such schedule unless otherwise stated. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.2 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Except as expressly provided in this Section 15.2, this Agreement is not assignable by either Party without the prior written consent of the other Party and any other purported assignment shall be null and void.

15.3 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

15.4 Entire Agreement. This Agreement represents the entire agreement among the Parties relating to the matters described herein and therein, and no prior representations or agreements, whether written or oral, will be binding on any Party unless incorporated into this Agreement or agreed to by the Party in a writing signed by the Party on or after the date of this Agreement. While purchase orders, invoices or similar routine documents may be used to implement or administer provisions of this Agreement, any provisions of these documents that add to, vary, modify or are at conflict with the provisions of this Agreement shall be deemed deleted and shall have no force or effect on either Party’s rights or obligations under this Agreement.

15.5 Force Majeure.

(a) “Force Majeure Event” means any event beyond the reasonable control of the Party affected that significantly interferes with the performance by such Party of its obligations under this Agreement, including acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests or restraint from rulers or people, interruptions by Orders, present and future valid Orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor, or secure materials upon terms deemed practicable by the Party affected (including inability to secure materials by reason of allocations, voluntary or involuntary, promulgated by authorized governmental agencies), epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or accident to machinery.

(b) If a Force Majeure Event is claimed by either Party, the Party making such claim shall orally notify the other Party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other Party with written notice of such Force Majeure Event within five (5) days after the occurrence of such Force Majeure Event.

(c) Except for Customer’s obligations to make payments hereunder, neither Party hereto will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such Party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such Party’s obligations hereunder and (ii) provide prompt notice to the other Party of the cessation of the Force Majeure Event.

(d) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied using commercially reasonable efforts. It is understood and agreed that nothing in this Section 15.5(d) shall require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty.

15.6 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will cooperate with each other and use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

15.7 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Ohio, other than the choice of Law provisions thereof.

15.8 Independent Contractors. Service Provider is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an employee of Customer or, except for authorizations specifically described in a schedule with respect to a particular function, an agent of Customer. Any provision in this Agreement, or any action by Customer, that may appear to give Customer the right to direct or control Service Provider in performing under this Agreement means that Service Provider shall follow the desires of Customer in results only.

15.9 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (i) on the delivery if delivered personally, return receipt requested, postage prepaid; (ii) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (iii) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):

If to Service Provider:

[Name and Address]

Attn: Relationship Manager

Facsimile:

Email:

With a copy to:

[Name and Address]

Attn: General Counsel

Facsimile:

Email:

If to Customer:

[Name and Address]

Attn: Relationship Manager

Facsimile:

Email:

With a copy to:

[Name and Address]

Attn: General Counsel

Facsimile:

Email:

15.10 Publicity. Except as otherwise required by Law, each of Service Provider and Customer will consult with the other and obtain the prior written consent of the other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

15.11 Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in this Section 15.11 and shall be effective only to the extent in such writing specifically set forth.

15.12 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable Law.

15.13 Limitation. Any Action to pursuant to this Agreement must be commenced within six (6) months after the expiration or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their authorized representatives, to be effective as of the Effective Date.

THE PROCTER & GAMBLE COMPANY	THE FOLGERS COFFEE COMPANY

By:	By:

Name:	Name:

Title:	Title: